EXHIBIT 16.1

April 27, 2018

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Brisset Beer International, Inc. (the "Company"). We have read the Company's disclosure set forth in Item 4.01 Changes in Registrant's Certifying Accountants of the Company's Current Report on Form 8-K filed with the Commission on April 27, 2018 (the "Current Report"), and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm, ZBS Group, LLP.

/s/ ZBS Group LLP

Plainview, New York

255 Executive Drive, Suite 400, Plainview, New York 11803
Tel: (516) 394-3344     Fax: (516) 342-6273
www.zbscpas.com